As filed with the Securities and Exchange Commission on July 1, 1997
                                                         Registration No. 333



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ----------------------

                          XECHEM INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


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               Delaware                              22-3284803
    (State or other jurisdiction of        (I.R.S. Employer Identification
    incorporation or organization)                     Number)
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                              100 Jersey Avenue
                            Building B, Suite 310
                           New Brunswick, NJ 08901
                                (732) 247-3300
             (Address of principal executive offices) (Zip code)

                    Amended and Restated Stock Option Plan
                           (Full title of the plan)

                             Dr. Ramesh C. Pandey
                                  President
                              100 Jersey Avenue
                            Building B, Suite 310
                           New Brunswick, NJ 08901
                                (732) 247-3300
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                      ---------------------------------

                                  Copies to:
                           Michael H. Margulis, Esq.
                         Duane, Morris & Heckscher LLP
                                  Suite 3300
                             122 East 42nd Street
                           New York, New York 10168
                                (212) 692-1000
                       ---------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]




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                                      3




                        CALCULATION OF REGISTRATION FEE

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Title of          Amount to be     Proposed    Proposed maximum   Amount of
securities to      registered       maximum       aggregate     registration
be registered                   offering price     offering          fee
                                 per share (1)    price (1)
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Common Stock,      2,000,000        $0.8906       $1,781,200       $539.76
par value          shares (2)
$0.00001 per
share
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(1) Estimated solely for the purpose of calculating the registration  fee, based on the average of the closing bid and ask prices of the Common Stock on June 27, 1996 as reported on the Nasdaq OTC Bulletin Board, pursuant to Rules 457(c) and
(h).

(2) Represents additional shares registered under this Registration Statement. 200,000 shares were previously registered under Registration Statement File No. 33-87034 filed on December 6, 1994, an additional 200,000 shares were registered under Registration Statement File No. 33-93300 filed on June 9, 1995, and a further 200,000 shares were registered under Registration Statement No. 333-08221 filed on July 16, 1996.


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                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The contents of the Registration Statements on Form S-8 (File Nos. 33-87034, 33-93300, and 333-08221) previously filed are incorporated by reference.


      Item 8.  Exhibits.

      5     Opinion of Duane, Morris & Heckscher LLP

      23.1  Consent of Moore Stephens, P.C.  (included on Page II-2).

      23.2 Consent of Duane, Morris & Heckscher LLP (included in Exhibit 5).

      24    Powers of Attorney.*

-------------------------------
* Previously filed



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                                     II-2

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on June 30, 1997.

                                          XECHEM INTERNATIONAL, INC.

                                          By: /s/  Ramesh C.Pandey
                                                Ramesh C. Pandey
                                                President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

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       Signatures                     Title                      Date
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 /s/ Dr. Ramesh C. Pandey   Chairman of the Board of
                                    June 30, 1997
---------------------
                         Directors, Chief Executive
                         Officer (Principal Executive      Dr. Ramesh C. Pandey
                         Officer and Principal
                         Financial and Accounting
                                                          Officer), and Director
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   /s/ Stephen F. Burg              Director                      June 30, 1997
                                 Stephen F. Burg
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                        CONSENT OF MOORE STEPHENS, P.C.
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      We consent to the reference to our firm under the caption AExperts@ and to the incorporation by reference of our report dated March 15, 1997 with respect to the financial statements of Xechem International, Inc. in the Registration Statement (Form S-8).


Cranford, New Jersey                                        MOORE    STEPHENS,
P.C.
June 30, 1997                                               Certified   Public
Accountants


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                                                                     EXHIBIT 5




                 [LETTERHEAD OF DUANE, MORRIS & HECKSCHER LLP]

                                                June 30, 1997

Xechem International, Inc.
100 Jersey Avenue
Building B, Suite 310
New Brunswick, NJ 08901

Dear Sirs:

      We are acting as counsel to Xechem International, Inc., a Delaware corporation (the ACompany@), in connection with the Registration Statement on Form S-8 (the ARegistration Statement@) filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the AAct@), relating to the registration of 2,600,000 shares (the AShares@) of Common Stock, par value $0.00001 per share, of the Company. The Shares are to be issued by the Company upon exercise of options (the AOptions@) which have been or may hereafter be granted to certain employees of the Company pursuant to the Company=s Amended and Restated Stock Option Plan (the APlan@).

      As such counsel, we have participated in the preparation of the Registration Statement, and have reviewed the corporate proceedings in connection with the adoption of the Plan. We also have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for the rendering of this opinion.



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4
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      June 30, 1997
      Page 2

      Based upon, and subject to, the foregoing, we are of the opinion that (i) the Shares issuable upon exercise of currently outstanding Options are duly authorized, (ii) the Shares issuable upon exercise of Options hereafter granted shall be duly authorized when the Board of Directors of the Company, or a committee thereof then authorized to administer the Plan, shall have authorized the grant of such Options and the issuance of Shares upon exercise thereof, and
(iii) upon exercise of the Options in accordance with the terms of the Plan and such Options against payment of the exercise price thereunder, and assuming due authorization in the case of Options hereafter granted, compliance with applicable securities laws, and no change in the applicable law or pertinent facts, the Shares issued on such exercise will be validly issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,


                                          /S/ Duane, Morris & Heckscher LLP


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      This document  constitutes part of a prospectus  covering  securities that have been registered under the Securities Act of 1933.

      The following information with respect to the Amended and Restated Stock Option Plan (the APlan@) of Xechem International, Inc. (the ACompany@) is necessarily incomplete and selective and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto.

General Plan Information

      The Plan, as adopted by the Company, provides for the grant of options to purchase shares of the Company=s Common Stock, par value $.00001 per share (the ACommon Stock@). Options may be incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the ACode@), or non-qualified stock options.

      The purpose of the Plan is to encourage ownership of Common Stock by key employees and directors of the Company and its affiliates, consultants and advisors to the Company and its affiliates, and other persons or entities providing goods or services to the Company and its affiliates, in order to attract such persons, to induce such persons to remain in the employ of the Company or of an affiliate, or to serve or continue to serve as an advisor to the Company, and to provide additional incentive for such persons to promote the success of the Company or of an affiliate.

      The term during which options may be granted under the Plan expires in December 2003. The Plan may be terminated by the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote thereon. The Board of Directors may terminate the Plan or, with certain exceptions, modify or amend the Plan.

      The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 nor is it subject to qualification under Section 401(a) of the Code.

      The Plan is administered by the Board of Directors or a Stock Option Committee designated by the Board of Directors (the Board or such committee are herein referred to as the AAdministrators@). At the date hereof, the Board of Directors is acting as Administrators.

        The documents of the Company incorporated by reference herein contain information about the Administrators and their material relationships with the Company or its affiliates.

      Optionees may obtain additional information about the Plan and the Administrators from Leonard A. Mudry, Xechem International, Inc., 100 Jersey Avenue, Building B, Suite 310, New Brunswick, New Jersey 08901, telephone number
(732) 247-3300.


Securities to be Offered

      The total amount of securities that may be issued or transferred upon exercise of options granted under the Plan is 2,600,000 shares of Common Stock, subject to adjustment in certain circumstances.

Employees Who May Participate in the Plan

      Key employees who are eligible to participate in the Plan include salaried employees and officers. The Administrators have the authority to determine the persons to whom options shall be granted in furtherance of the purpose of the Plan.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

      The exercise price of options is fixed by the Administrators. In the case of incentive stock options, the exercise price may not be less than 100% (110% for options granted to a 10% stockholder (as determined in accordance with the Plan)) of the fair market value (as determined in accordance with the Plan) of the Common Stock on the date the option is granted. The Plan contains a $100,000 limitation on the fair market value on the date of grant of Common Stock subject to incentive stock options which first come available for purchase by any optionee in any calendar year.

      The Administrators prescribe the date or dates on which any option becomes exercisable, and may provide that an option becomes exercisable in installments over a period of years, upon the attainment of stated goals, or a combination thereof.

      Shares of Common Stock purchased upon exercise of options shall be paid for in full at the time of purchase, in such form as the Administrators shall provide.

Resale Restrictions

      Generally, the Administrators will require that shares of Common Stock acquired on exercise of any incentive stock options may not be disposed of by the optionee without the consent of the Company within two years after the date of grant nor within one year after the date of exercise. The Administrators, in granting any option, may place such other conditions on the resale of shares as they determine.

Tax Effects of Plan Participation

      Non-Qualified Stock Options. The grant of a non-qualified stock option does not have immediate tax consequences to the Company or the optionee. When an optionee exercises a non-qualified stock option he will be required to include in his gross income as ordinary compensation the fair market value on the exercise date of any shares of Common Stock received reduced by any amount paid for such shares.


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      If the optionee  pays the exercise  price in cash,  the tax basis of the shares acquired upon exercise will be equal to the amount of cash paid for such shares plus the amount included in the optionee's income at the time of exercise of the option with respect to such shares and the holding period of such shares will commence on the date of exercise.
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      If the optionee uses previously owned shares of Common Stock to pay all or part of the exercise price, the transaction will not be considered to be a taxable disposition of the previously owned shares, and the optionee's tax basis and holding period of the previously owned shares will be carried over to an equal number of the shares received upon exercise. The tax basis of all other shares acquired upon exercise will be equal to the amount of any cash paid for such shares plus the amount included in the optionee's income at the time of exercise of the option and the holding period of such shares will commence on the date of exercise.

      Ordinary compensation income realized by the optionee on the exercise of a non-qualified stock option is subject to all payroll and withholding taxes, including Social Security and Medicare taxes. The Company may require, as a condition to the performance of the Company's obligation to issue or transfer Common Stock upon exercise of an option, that the optionee pay, or make provision satisfactory to the Company for the payment of, any taxes (other than stock transfer taxes) which the Company is obligated to collect with respect to the issue or transfer of Common Stock upon such exercise, including any Federal, state, or local withholding taxes.

      The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the optionee is in receipt of income in connection with his exercise.

      Incentive Stock Options. Generally, when an incentive stock option is granted or exercised, the employee will not realize compensation income and the Company will not be entitled to any deduction, except in the event of a disqualifying disposition as discussed below.

      If the employee pays the exercise price in cash, the tax basis of the shares acquired upon exercise will be equal to the amount of cash paid for such shares and the holding period of such shares will commence on the date of exercise.

      If the employee uses previously owned shares of Common Stock to pay all or part of the exercise price, the incentive stock option tax treatment of shares being acquired will not be affected. The employee's tax basis and holding period for capital gain purposes of the previously owned shares will be carried over to an equal number of the shares received upon exercise, but the holding period for incentive stock option tax treatment will begin on the date of the exchange. The tax basis of all other shares acquired upon exercise will be equal to the amount of any cash paid for such shares and the holding period of such shares will commence on the date of exercise. The transaction will not be considered to be a taxable disposition of the previously owned shares, except that, if the exchange results in a disqualifying disposition of previously acquired incentive stock option shares, the exchange will generate compensation income which must be included in the individual's gross income and will increase the basis of certain newly acquired shares.


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      Upon a subsequent  sale or taxable  exchange of the shares  acquired  upon exercise, an employee will recognize long or short term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

      To retain this tax treatment, an employee may not sell or otherwise dispose of shares received pursuant to the exercise of an incentive stock option until he has fulfilled the following two holding periods:

            (1) two years from the date the incentive stock option was granted; and

            (2) one year from the date of exercise of the incentive stock option.

      If the employee makes a disposition and fails to meet these holding period requirements, such a disposition will be deemed to be a Adisqualifying disposition@ and the incentive stock option will no longer qualify in its entirety for non-compensation tax treatment.

      At the time of the disqualifying disposition, the employee will realize ordinary compensation income in an amount equal to the lesser of (i) the fair market value of the Common Stock received on the day of exercise over the exercise price and (ii) the amount received on disposition over the exercise price. Furthermore, the Company will be entitled to a deduction for Federal income tax purposes to the extent that the employee realized ordinary income due to a disqualifying disposition. In addition to the realization of ordinary income, the employee may be subject to capital gain or loss treatment on the difference between the amount received on the disqualifying disposition and the fair market value of the Common Stock received at the time the incentive stock option was exercised.

      Upon the exercise of an incentive stock option, the amount by which the fair market value of the shares purchased exceeds the option exercise price is an item of tax preference for purposes of calculating the Alternative Minimum Tax (the AAMT@). The AMT is triggered only to the extent it exceeds the individual's regular income tax liability.

      However,   if  the  employee  makes  a  disqualifying   disposition,   the
characterization of the option as a tax preference item is eliminated and, therefore, the employee may need to amend such tax preference items reported in prior years and subsequently disqualified. Moreover, that portion of tax preference items attributable to incentive stock options may be credited, in later years, against regular tax liability which exceeds the AMT.

      Deductibility of Interest. Interest paid by an optionee on loans taken to finance the exercise of an option will be deductible only to the extent that such interest does not exceed the optionee's investment income.



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      The foregoing discussion of anticipated Federal income tax effects of Plan participation is general in nature and is based on current authorities. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. Optionees are urged to consult their own tax advisors for more specific and definitive advice as to the Federal income tax consequences to them of the grant and exercise of their options and subsequent sales of shares of Common Stock acquired upon exercise, and as to the application and effect of state, local, and foreign income tax and other tax laws, which vary from jurisdiction to jurisdiction.


Transferability and Termination of Options

      No option is transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee or by the optionee's guardian or legal representative. If an employee optionee shall cease to be an employee of the Company or an affiliate,
(i) any options which are not exercisable on the date of such cessation shall terminate and be of no further force or effect and (ii) any options which are otherwise exercisable on the date of such cessation shall terminate at such times as provided in the Plan.

                                    * * * *

      All documents incorporated by reference in Item 3 of Part II of the Registration Statement on Form S-8 filed by the Company in connection with the shares of Common Stock to be issued upon exercise of options granted pursuant to the Plan are available without charge upon the written or oral request to the Company by an optionee. Such documents are also hereby incorporated by reference herein. Any other documents required to be delivered to optionees pursuant to Rule 428(b) promulgated under the Securities Act of 1933 are also available without charge upon the optionee's oral or written request to the Company. All such requests for information should be directed to Leonard A. Mudry, Xechem International, Inc., 100 Jersey Avenue, Building B, Suite 310, New Brunswick, New Jersey 08901, telephone number (732) 247-3300.

Dated:  June 30, 1997